Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2006 Results

LOUISVILLE, Ky (February 20, 2007) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 52 week periods ended December 26, 2006.

	Fourth Quarter			Year to Date
($000’s)	2006	2005	% Change	2006	2005	% Change
Total revenue	152,558	117,633	30	597,131	458,784	30
Income from operations	11,750	9,711	21	54,369	47,296	15
Net income	7,846	6,313	24	34,009	30,322	12
Diluted EPS	$0.10	$0.09	19	$0.44	$0.42	6

Highlights for the quarter:

•                  Comparable restaurant sales increased 3.3% at company restaurants and 3.5% at franchise restaurants;

•                  Ten company restaurants opened; and

•                  Diluted earnings per share was $0.10 for the fourth quarter of fiscal 2006 compared to $0.09 for the fourth quarter of fiscal 2005, while diluted earnings per share before share-based compensation was $0.12, which represents 34% growth over fiscal 2005.

Highlights for the year:

•                  Comparable restaurant sales increased 3.5% at company restaurants and 2.7% at franchise restaurants;

•                  25 company and five franchise restaurants opened; and

•                  Diluted earnings per share was $0.44 for fiscal 2006 compared to $0.42 for fiscal 2005, while diluted earnings per share before share-based compensation was $0.51, which represents 22% growth over fiscal 2005.

A reconciliation of all non-GAAP measurements to GAAP financial results is attached to this release.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “I am pleased to report that we ended fiscal 2006 with a very solid fourth quarter in terms of both sales and profit growth.  For the full year, our comparable sales were strong in a tough environment and diluted earnings per share growth of 22% before share-based compensation exceeded our long-term goal of 20%.  I would like to thank all of our team members, especially our managing partners, for these results and for their continued dedication to providing a legendary experience for each and every guest.”  Hart continued, “As we head into fiscal 2007, we are pleased to have positive comparable restaurant sales momentum, despite inclement winter weather and lapping strong prior year results.  In addition, our 2007 development pipeline is in great shape. However, like others in our industry, we are facing increased cost pressures primarily from minimum wage increases and higher beef costs.  We believe we have taken the necessary steps to deal with these challenges and are positioned to grow earnings per share by at least 20% in 2007.”

Franchise Acquisitions

The Company continues to evaluate opportunities to acquire franchise restaurants under terms which would create value for the Company and its stockholders.  Any potential future transactions are subject to the completion of customary negotiations and due diligence and the approval of our board of directors.

Outlook for 2007

The Company reported that comparable restaurant sales for the first six weeks of the first quarter of fiscal 2007 increased 1.3% over the same period of the prior year.

The Company currently estimates 2007 diluted earnings per share growth of at least 20%, or at least $0.53 per share.

This estimate is based in part on the following assumptions:

•                  New restaurant openings of 28 to 30 company-owned and two to four franchised; and

•                  Comparable restaurant sales growth of at least 3%.

The 2007 earnings estimate presented above excludes any special non-cash charges or ongoing earnings impact related to the Company’s potential acquisition of franchise restaurants.

Conference Call

The Company is hosting a conference call today, February 20, 2007, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 819-9193. A replay of the call will be available until February 27, 2007.  To access the replay, please dial (888) 203-1112, and use 7179488 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 257 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2007, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2007 and beyond, the sales at these and our other company-owned and franchised restaurants, our ability to control restaurant operating costs, our ability to complete the acquisition of franchise restaurants, our ability to integrate the franchise restaurants which we acquire, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 26, 2006	December 27, 2005	December 26, 2006	December 27, 2005
Revenue:
Restaurant sales	$149,753	$114,984	$586,557	$448,341
Franchise royalties and fees	2,805	2,649	10,574	10,443

Total revenue	152,558	117,633	597,131	458,784

Costs and expenses:
Restaurant operating costs:
Cost of sales	52,280	40,729	205,615	158,004
Labor (1)	41,935	31,659	162,610	122,090
Rent	2,655	2,172	10,052	8,397
Other operating	25,714	20,386	96,088	75,083
Pre-opening	3,749	2,827	12,508	8,092
Depreciation and amortization	5,716	4,041	21,357	14,582
General and administrative (1)(2)	8,759	6,108	34,532	25,240

Total costs and expenses	140,808	107,922	542,762	411,488

Income from operations	11,750	9,711	54,369	47,296

Interest expense, net	112	101	645	263
Minority interest	224	147	585	549
Equity income from investments in unconsolidated affiliates	(69)	(43)	(251)	(130)

Income before taxes	11,483	9,506	53,390	46,614
Provision for income taxes	3,637	3,193	19,381	16,292

Net income	$7,846	$6,313	$34,009	$30,322

Net income per common share:
Basic	$0.11	$0.09	$0.46	$0.44
Diluted	$0.10	$0.09	$0.44	$0.42

Weighted average shares outstanding:
Basic	74,197	70,214	73,876	68,677
Diluted	76,651	73,556	76,520	72,565

(1)             We recorded expense of $1.2 million ($1.0 million, net of tax) and $6.2 million ($5.0 million, net of tax) for the 13 weeks and 52 weeks ended December 26, 2006, respectively, relating to the adoption of SFAS 123R and the related expensing of share-based compensation.  Of the $1.2 million for the 13 weeks ended December 26, 2006, we included $0.5 million in labor expense and $0.7 million in general and administrative expenses.  Of the $6.2 million for the 52 weeks ended December 26, 2006, we included $2.9 million in labor expense and $3.3 million in general and administrative expenses.

(2)             For the 52 weeks ended December 26, 2006, general and administrative expenses includes a charge of $0.8 million in conjunction with the application of EITF 04-1 relating to the acquisition of 11 franchise restaurants in the first quarter of 2006.

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2006	2005	vs LY		2006	2005	vs LY
Restaurant openings
Company	10	7	3		25	20	5
Franchise	0	0	0		5	8	(3)
Total	10	7	3		30	28	2

Restaurant acquisitions
Company	0	0	0		11	0	11
Franchise	0	0	0		(11)	0	(11)
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company	163	127	36
Franchise	88	94	(6)
Total	251	221	30

Company-owned restaurants
Restaurant sales	$149,753	$114,984	30.2%		$586,557	$448,341	30.8%
Store weeks	2,038	1,594	27.9%		7,648	5,984	27.8%
Comparable restaurant sales growth (1)	3.3%	3.6%	3.5%		5.6%
Average unit volume (2)	$950	$933	1.8%		$3,979	$3,891	2.3%

Restaurant costs (as a % of restaurant sales)
Cost of sales	34.9%	35.4%	(51	) bps	35.1%	35.2%	(19	) bps
Labor	28.0%	27.5%	47	bps	27.7%	27.2%	49	bps
Rent	1.8%	1.9%	(12	) bps	1.7%	1.9%	(16	) bps
Other operating	17.2%	17.7%	(56	) bps	16.4%	16.7%	(37	) bps
Total	81.9%	82.6%	(72	) bps	80.9%	81.1%	(22	) bps

Franchise-owned restaurants
Franchise royalties and fees	$2,805	$2,649	5.9%		$10,574	$10,443	1.3%
Store weeks	1,144	1,222	(6.4%)		4,441	4,698	(5.5%)
Comparable restaurant sales growth (1)	3.5%	1.6%			2.7%	4.4%
Average unit volume (2)	$902	$879	2.6%		$3,751	$3,669	2.2%

Pre-opening expense	$3,749	$2,827	32.6%		$12,508	$8,092	54.6%

Depreciation and amortization	$5,716	$4,041	41.5%		$21,357	$14,582	46.5%
As a% of revenue	3.7%	3.4%	31	bps	3.6%	3.2%	40	bps

General and administrative expenses	$8,759	$6,108	43.4%		$34,532	$25,240	36.8%
As a% of revenue	5.7%	5.2%	55	bps	5.8%	5.5%	28	bps

Interest expense	$112	$101	10.9%		$645	$263	NM
Minority interest	$224	$147	52.4%		$585	$549	6.6%

(1)             Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)             Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.

NM - not meaningful

Amounts may not foot due to rounding.

Reconciliation of Non-GAAP Measurements to GAAP Results

The Company believes that the presentation of earnings per diluted share (“EPS”) before share-based compensation provides additional information to facilitate the comparison of past and present operations by excluding items which did not impact our financial statements in the 13 weeks and 52 weeks ended December 27, 2005.  Hence, in addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided the non-GAAP measurement outlined in the table below which presents EPS on a basis before the impact of share-based compensation.

The Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-based Payment (“SFAS 123R”), at the beginning of fiscal 2006.  SFAS 123R requires all share-based compensation, including grants of employee stock options, to be recognized in the statement of income based on fair value.  The Company adopted this accounting treatment using the modified prospective transition method; therefore, results for prior periods have not been restated.  Prior to the adoption of SFAS 123R, the Company accounted for share-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

The Company uses EPS before share-based compensation as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to, and does not, replace the presentation of our financial results in accordance with GAAP.

Reconciliation of Reported EPS to EPS before Share-based Compensation

	Q4			YTD
			Change vs			Change vs
	2006	2005	LY	2006	2005	LY
Diluted EPS	$0.10	$0.09	19.0%	$0.44	$0.42	6.0%

Share-based compensation	0.01	—	0.07	—

Diluted EPS before share-based compensation	$0.12	$0.09	34.0%	$0.51	$0.42	22.0%

* - Amounts may not foot due to rounding.